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                                                                    Exhibit 99.1

News Release
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Media Contact:               Leon L. Judd
                             (219) 273-7631

Analyst/Investor Contact:    Joseph A. Rainis
                             (219) 273-7158



            NATIONAL STEEL SELECTS GREAT LAKES DIVISION IN ECORSE
                MICHIGAN AS SITE OF NEW AUTOMOTIVE COATING LINE


Mishawaka, IN, June 18, 1998 -- National Steel Corporation (NYSE:NS) announced today that it will build a new coating line at its Great Lakes Division in Ecorse, Michigan. The new line will produce additional exposed quality galvanized and galvanneal products for its automotive customers. National had considered more than 40 "greenfield" sites in the Midwest before settling on its Great Lakes Division.

Construction of a new coating line was approved by National's Board of Directors as reported in a press release dated April 29, 1998. The site selection was contingent upon favorable negotiations with State and Local governments as well as the United Steelworkers of America.

"The agreement with the United Steelworkers of America will permit us to efficiently operate and maintain this new facility," said John Maczuzak, National's President and Chief Operating Officer.

Mr. Osamu Sawaragi, Chairman and Chief Executive Officer of National Steel, praised officials of Ecorse, Wayne County and the Michigan Jobs Commission for assembling a package of incentives, including a property tax abatement, that contributed substantially to the company's decision to build the line in Ecorse.

"The addition of this line continues our strategy of shifting more production into higher-margin, value-added products," Mr. Sawaragi said.

The addition of this new line continues to demonstrate the commitment National Steel has made to the automotive industry. "We have an automotive advantage by being physically located in the Detroit area, close to our customers, and this investment continues to demonstrate our dedication to providing the very best products to the market place," said Carole Corey, Vice President Marketing and Sales.
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                                                                    Exhibit 99.1

The new facility will employ state-of-the-art technology. It will be able to produce approximately 500,000 tons of high-quality automotive products annually, in widths from 28" to 72" and in gauges from .018" to .080."

National Steel is proceeding with engineering and vendor selections. The line is expected to be operational in the first quarter of the year 2000 and the project will create about 300 construction jobs. This new line will create approximately 75 new positions for the Great Lakes facility and will positively impact the company's major purchases in the surrounding communities.

The facility will bring National's total value added coated product capacity, including tin mill products, to more than 3.5 million tons annually. This includes the company's capacity from two joint ventures.

All statements contained in this release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company's actual results and experience to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent Form 10-Q for the quarter ended March 3l, 1998.

Headquartered in Mishawaka, Indiana, National Steel is the fourth largest integrated steel company in the United States, with shipments of approximately six million tons of flat-rolled products. National Steel employs approximately 9,400 people. Visit National Steel's website at: www.nationalsteel.com.